Exhibit 99.1

For Immediate Release	CONTACT:
Stephen E. Graham
Chief Financial Officer
(216) 265-6656

SHILOH INDUSTRIES REPORTS THIRD QUARTER

AND NINE MONTH RESULTS

CLEVELAND, OH, September 3, 2003 – Shiloh Industries, Inc. (Nasdaq:SHLO) today announced third quarter and nine month results for the quarter ended July 31, 2003.

For the third quarter ended July 31, 2003, the Company reported sales of $133.6 million compared to $147.6 million for third quarter of fiscal 2002. Net income for the third quarter of fiscal 2003 was $0.9 million, or $0.05 per share, compared to a net loss of $0.3 million, or $(0.02) per share, for the third quarter of fiscal 2002. The net loss for the third quarter of fiscal 2002 included the benefit of $2.2 million, or $.08 per share, from impaired asset and bad debt recoveries. For the nine-month period of fiscal 2003, sales were $430.6 million compared to $452.2 million in the prior fiscal year nine-month period. Net income through the nine months of fiscal 2003 was $0.3 million, or $0.01 per share, which included a $(0.13) per share goodwill impairment charge recorded in the first quarter of fiscal 2003 related to an accounting change. In the nine-month period of fiscal 2002, the Company reported a net loss of $7.8 million, or $(0.53) per share.

Sales for the third quarter of fiscal 2003 were $14.0 million, or 9.5%, below sales for the fiscal 2002 third quarter. During the third quarter of fiscal 2003, sales volumes declined because North American automobile and light truck production was 6.9% below production levels for the comparable period in the prior fiscal year. The sales decrease was also the result of the conclusion of production for model changeover, customer insourcing of production and sales of closed businesses. For the nine-month period of fiscal 2003, sales declined $21.6 million, or 4.8%, from the prior fiscal year comparable period. Sales of businesses that were closed during fiscal 2002 resulted in $9.0 million of the sales decline. The remaining $12.6 million of the decrease was due to decreased North American automobile and light truck production, which decreased 3.5% during the nine-month period of fiscal 2003 compared to the production levels in the nine-month period of fiscal 2002.

Operating income for the third quarter of fiscal 2003 was $4.5 million compared to $4.0 million in the third quarter of fiscal 2002. Operating income in the third quarter of fiscal 2002 included a $1.3 million asset impairment recovery related to a closed facility and $0.9 million in recoveries of bad debts previously charged to operations. Year-to-date operating income for fiscal 2003 was $12.8 million, an improvement of $10.3 million over the nine-month period of fiscal 2002. Operating results continued to improve in the third quarter and year-to-date periods as a result of operating efficiencies in quality and productivity, cost reductions and closure of certain facilities.

Cumulative Effect of Change in Accounting

As a result of the adoption of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” during the first quarter of fiscal 2003, the Company recorded a $3.0 million, or $2.0 million after tax, goodwill impairment charge. The adoption of this standard reduced the net results per share for the nine-month period of fiscal 2003 by $(0.13) per share.

Liquidity

At July 31, 2003, the Company’s borrowings under its revolving line of credit, which matures on April 30, 2004, were $169.0 million. Borrowings have steadily declined from the January 31, 2002 borrowings of $287.7 million. Working capital management, combined with the Company’s optimization plan and spending controls, has generated the funds to reduce the borrowings. Interest expense in the third quarter of fiscal 2003 was $1.3 million less than the prior fiscal year third quarter and $4.3 million less than the nine-month period of the prior fiscal year.

In commenting on the third quarter of fiscal 2003, President and CEO, Theodore K. Zampetis noted, “This was an important quarter for the Company. Our results indicate that Shiloh has stabilized its operations and is capable of generating operating income and positive cash flow during a quarterly period of reduced workdays due to customer vacation and plant conversion schedules as well as significant pension contributions. In the third quarter, pension plan contributions were $9.2 million, and $14.9 million for the year-to-date period. Operating income a year ago included $2.2 million of unusual recoveries recorded in last fiscal year’s third quarter period. As we move forward, we continue to focus on cash generation and lowering our debt.” On July 16, 2003, Shiloh’s corporate credit rating was raised to ‘B’ from ‘CCC+’ by Standard & Poor’s Ratings Services, reflecting Shiloh’s efforts to stabilize operating results, improve liquidity position and reduce debt.

Mr. Zampetis continued, “Operationally, we are currently preparing for new product launches during the last quarter of fiscal 2003 and we are undergoing certification audits to qualify for ISO/TS 16949: 2002 certification. This is the latest and highest international quality standard for the automotive industry and will be a requirement for companies doing business in the future.” Thus far, the Medina Blanking Division of Shiloh Industries has successfully completed the audit and has been awarded the ISO/TS 16949 certificate.

Headquartered in Cleveland, Ohio, Shiloh Industries is a leading manufacturer of blanks, engineered welded blanks, engineered stampings and modular assemblies for the automotive and heavy truck industries. The Company has 11 operating locations in Ohio, Georgia, Michigan, Tennessee and Mexico, and employs approximately 2,500.

A conference call to discuss third quarter fiscal 2003 results will be held on Wednesday, September 3, 2003, at 11:00 a.m. (EDT). To listen to the conference call, dial (800) 374-0915 approximately five minutes prior to the start time and request the Shiloh Industries third quarter conference call. A replay of the conference call will be available from 2:00 p.m. (EDT), Wednesday, September 3, 2003, through 5:00 p.m. (EDT) Wednesday, September 10, 2003. To access the replay, call (800) 642-1687 and enter conference code 2583968.

Certain statements made by Shiloh Industries, Inc. in this release and other periodic oral and written statements, including filings with the Securities and Exchange Commission, regarding the Company’s operating performance, events or developments that the Company believes or expects to occur in the future, including those that discuss strategies, goals, outlook or other non-historical matters, or which relate to future sales or earnings expectations, cost savings, awarded sales, volume growth, earnings or a general belief in the Company’s expectations of future operating results are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are made on the basis of management’s assumptions and estimations. As a result, there can be no guarantee or assurance that these assumptions and expectations will in fact occur. The forward-looking statements are subject to risks and uncertainties that may cause actual results to materially differ from those contained in the statements. Some, but not all of the risks, include the ability of the Company to accomplish its strategic objectives with respect to implementing its sustainable business model, including adequate financing; the ability to obtain future sales; changes in worldwide economic and political conditions, including adverse effects from terrorism or related hostilities including increased costs, reduced production or other factors; costs related to legal and administrative matters; the Company’s ability to realize cost savings expected to offset price concessions; inefficiencies related to production and product launches that are greater than anticipated; changes in technology and technological risks; increased fuel costs; work stoppages and strikes at the Company’s facilities and that of the Company’s customers; the Company’s dependence of the automotive and heavy truck industries, which are highly cyclical; the dependence of the automotive industry on consumer spending, which is subject to the impact of domestic and international economic conditions and regulations and policies regarding international trade; financial and business downturns of the Company’s customers or vendors; increases in the price of, or limitations on the availability of steel, the Company’s primary raw material, or decreases in the price of scrap steel; pension plan funding requirements; and other factors, uncertainties, challenges, and risks detailed in Shiloh’s public filings with the Securities and Exchange Commission. Shiloh does not intend or undertake any obligation to update any forward-looking statements.

(Condensed Consolidated Financial Statements Follow)

SHILOH INDUSTRIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(Amounts in thousands, except per share data)

	Three months ended July 31,		Nine months ended July 31,
	2003	2002	2003	2002
Revenues	$133,646	$147,568	$430,556	$452,233
Cost of sales	119,903	136,040	388,630	418,737

Gross profit	13,743	11,528	41,926	33,496
Selling, general and administrative expenses	9,213	8,684	29,139	31,128
Asset impairment recovery	—	(1,285)	—	(1,285)
Restructuring charges	—	79	—	1,106

Operating income	4,530	4,050	12,787	2,547
Interest expense	2,666	3,952	9,244	13,485
Interest income	49	3	121	71
Other (expense) income, net	(370)	77	256	234

Income (loss) before equity in net losses of minority owned company, income taxes and cumulative effect of accounting change	1,543	178	3,920	(10,633)
Equity in net losses of minority owned company	—	(218)	—	(678)

Income (loss) before income taxes and cumulative effect of accounting change	1,543	(40)	3,920	(11,311)
Provision (benefit) for income taxes	648	258	1,647	(3,472)

Income (loss) before cumulative effect of accounting change	895	(298)	2,273	(7,839)
Cumulative effect of accounting change, net of income tax benefit of $1,058	—	—	(1,963)	—

Net income (loss)	$895	$(298)	$310	$(7,839)

Earnings (loss) per share:
Basic earnings (loss) per share before cumulative effect of accounting change	$.05	$(.02)	$.14	$(.53)

Cumulative effect of accounting change per share	—	—	(.13)	—

Basic earnings (loss) per share	$.05	$(.02)	$.01	$(.53)

Basic weighted average number of common shares	15,307	14,887	15,198	14,857
Diluted earnings (loss) per share before cumulative effect of accounting change	$.05	$(.02)	$.14	$(.53)

Cumulative effect of accounting change per share	—	—	(.13)	—

Diluted earnings (loss) per share	$.05	$(.02)	$.01	$(.53)

Diluted weighted average number of common shares	15,657	14,887	15,364	14,857